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                                                                     EXHIBIT 4.1
                                October 11, 2000

Millennium Partners, L.P.
c/o Millennium Management, L.L.C.
666 Fifth Avenue
New York, New York 10103

Dear Sirs:

                  Reference is made to that certain Securities Purchase Agreement, dated as of August 16, 2000 (the "Purchase Agreement"), by and between Chromatics Color Sciences International, Inc. (the "Company") and Millennium Partners, L.P. (the "Purchaser"), that certain Registration Rights Agreement, dated as of August 16, 2000, by and between the Company and the Purchaser (the "Registration Rights Agreement") and that certain Adjustable Warrant to purchase shares of the common stock, par value $.001, of the Company, dated August 16, 2000, issued by the Company to the Purchaser (the "Warrant"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Warrant.

                  The Company proposes to enter into a purchase and sale agreement (the "Crescent Agreement") with Crescent International Ltd. ("Crescent"), pursuant to which the Company would issue and sell to Crescent, and Crescent would purchase, shares of a newly-authorized series of preferred stock of the Company (the "Crescent Preferred") for an aggregate purchase price of up to Four Million Dollars ($4,000,000).

                  With respect to the foregoing, the Company and the Purchaser agree as follows:

                  1.       Amendments to the Purchase Agreement.

                  (A)      The Company and the Purchaser hereby agree to delete
Section 3.14(a) of the Purchase Agreement in its entirety.

                  (B)      The Company and the Purchaser hereby agree to delete
Section 3.14(b) of the Purchase Agreement in its entirety.

                  (C)      The Company and the Purchaser hereby agree to delete
Section 3.14(d) of the Purchase Agreement in its entirety.

                  (D)      The Company and the Purchaser hereby agree to delete
Section 3.14(e) of the Purchase Agreement in its entirety.

                  (E)      The Company and the Purchaser hereby agree to delete
Section 3.14(f) of the Purchase Agreement in its entirety.

                  (F)      The Company and the Purchaser hereby agree to delete
Section 3.14(g) of the Purchase Agreement in its entirety.

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                  (G)      The Company and the Purchaser hereby agree to amend
Section 3.14(h) of the Purchase Agreement to read in full as follows:

                  "(h)     The Company fails to file with the Securities and
                  Exchange Commission a request for the acceleration of the effectiveness of the Underlying Shares Registration Statement of the Company, filed with the Securities and Exchange Commission on September 18, 2000 (SEC File No. 333-46020), within one business day of the Company's securing from the National Association of Securities Dealers, Inc. confirmation of its acceptance of the Company's proposal for remaining listed on the Nasdaq SmallCap Market."

                  (H)      The Company and the Purchaser hereby agree to amend
Section 3.14(i) of the Purchase Agreement to read in full as follows:

                  "(i)     The Company shall fail for any reason to deliver
                  certificates to a Purchaser by the fifth day in accordance with Section 3.1(b) of this Agreement; provided, however, that the Company's failure to deliver certificates as a result of the limitations with respect to the issuance of Underlying Shares set forth in Section 10(c) of the Adjustable Warrant shall not be deemed an Event."

                  (I)      The Company and the Purchaser hereby agree to delete
Section 3.14(j) of the Purchase Agreement in its entirety.

                  2.       Amendments to the Registration Rights Agreement.

                  (A)      The Company and the Purchaser hereby agree to amend
Section 1 of the Registration Rights Agreement to include the following definition:

                  " "Subsequent Market" means the New York Stock Exchange, the American Stock Exchange or Nasdaq National Market."

                  (B)      The Company and the Purchaser hereby agree to amend
Section 2(c) of the Registration Rights Agreement to read in full as follows:

                           "(c)     If (a) a Registration Statement is not filed
                  on or prior to its Filing Date (if the Company files such Registration Statement without affording the Holder the opportunity to review and comment on the same as required by
                  Section 3(a) hereof, the Company shall not be deemed to have satisfied this clause (a)), or (b) the Company fails to file a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be "reviewed," or not subject tpa Registration Statement filed hereunder is not declared effective by the Commission on or prior to its Effectiveness Date, or (c) after a Registration Statement is filed with and declared effective by the Commission, such Registration Statement ceases to be effective as

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                  to all Registrable Securities to which it is required to
                  relate at any time prior to the expiration of the Effectiveness Period without being succeeded within ten Business Days by an amendment to such Registration Statement or by a subsequent Registration Statement filed with and declared effective by the Commission, or (d) the exercise rights of the Holders pursuant to the Warrants are suspended for any reason, or (e) an amendment to a Registration Statement is not filed by the Company with the Commission within ten Business Days of the Commission's notifying the Company that such amendment is required in order for such Registration Statement to be declared effective (any such failure or breach being referred to as an "Event," and for purposes of clauses (a), (b), (d) the date on which such Event occurs, or for purposes of clauses (c) and (e) the date which such ten Business Day-period is exceeded, being referred to as "Event Date"), then, on each such Event Date and every monthly anniversary thereof until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty, equal to 2.0% of the purchase price paid by such Holder pursuant to the Purchase Agreement. If the Company fails to pay any liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The liquidated damages pursuant to the terms hereof shall apply on a pro-rata basis for any portion of a month prior to the cure of an Event."

                  3.       Amendments to the Warrant.

                  (A)      The Company and the Purchaser hereby agree to amend
Section 3(a) of the Warrant to read in full as follows:

                           "(a)     The vesting of the Warrant Shares which the
                  Holder is permitted to acquire pursuant to this Warrant shall occur on the dates set forth below. On each such date, this Warrant shall vest on a cumulative basis with respect to a number of Warrant Shares calculated pursuant to Section 3(b) below. Only the Warrant Shares that have vested may be acquired upon exercise of this Warrant.

                                    (i)      The "First Vesting Date" shall
                           occur on March 30, 2001. A Vesting Period shall be extended for a number of days that an Underlying Shares Registration Statement ceases to be effective or the

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                           prospectus included in the Underlying Shares
                           Registration Statement may not be used by the holders thereof for the resale of Underlying Shares.

                                    (ii)     The "Second Vesting Date" shall
                           occur on October 11, 2001.

                           Each of the First Vesting Date and the Second Vesting
                  Date shall be referred to herein as a "Vesting Date" and each of the 40 Trading Day periods ending on the First Vesting Date or the Second Vesting Date, respectively, shall be referred to herein as a "Vesting Period."


                  (B)      The Company and the Purchaser hereby agree to amend
Section 3(b) of the Warrant to read in full as follows:

                           "(b)     On each Vesting Date, this Warrant shall
                  vest and become exercisable with respect to the number of Warrant Shares calculated in accordance with the following formula (the capitalized terms contained in the formula are defined in Exhibit A attached hereto):

                  (Applicable Share Number) x [(Purchase Price/0. 87) - (Adjustment Period Price)]

                             Adjustment Period Price

                           If the number calculated in accordance with the
                  foregoing formula is zero or a negative number, no Warrant Shares shall vest hereunder for such Vesting Date and the Holder shall not be obligated to transfer any shares of Common Stock to the Company. In addition, the Holder shall not be obligated to transfer any shares of Common Stock to the Company and the number of Warrant Shares exercisable hereunder which shall have previously vested will not decrease. Notwithstanding anything herein to the contrary, the Adjustment Period Price for purposes of the First Vesting Date only shall be deemed to be the greater of (i) $1.00 and (ii) the average of the lowest 10 Per Share Market Values (which need not occur on consecutive Trading Days) during the 40 consecutive Trading Days preceding the First Vesting Date."

                  (C) The Company and the Purchaser hereby agree to amend the first paragraph of Section 3(e) of the Warrant to read in full as follows:

                           "(e)     Notwithstanding the foregoing provisions of
                  this Section 3, if any of the following events (each, an "Event") shall occur, the Holder shall have the option to elect, by notice to the Company (an "Event Vesting Notice"), to have this Warrant vest with respect to

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                  those Warrant Shares (whether by increase to 100% of the
                  unused portion of the Applicable Share Number, an acceleration of the next scheduled Vesting Date or otherwise) that have not yet already vested (the "Vested Warrant Shares");"

                  (D)      The Company and the Purchaser hereby agree to delete
Section 3(e)(iv) of the Warrant in its entirety.

                  (E)      The Company and the Purchaser hereby agree to delete
Section 3(e)(v) of the Warrant in its entirety.

                  (F)      The Company and the Purchaser hereby agree to amend
Section 3(e)(vii) of the Warrant to read in full as follows:

                  "(vii)   The Company fails to file with the Securities and
                  Exchange Commission a request for the acceleration of the effectiveness of the Underlying Shares Registration Statement of the Company, filed with the Securities and Exchange Commission on September 18, 2000 (SEC File No. 333-46020), within one business day of the Company's securing from the National Association of Securities Dealers, Inc. confirmation of its acceptance of the Company's proposal for remaining listed on the Nasdaq SmallCap Market."

                  (G)      The Company and the Purchaser hereby agree to amend
Section 3(e)(viii) of the Warrant to read in full as follows:

                  "(viii) The Company shall fail for any reason to deliver certificates to a Holder by the fifth day iafter a Date of Exercise pursuant to and in accordance with Section 4(a) of this Agreement; provided, however, that the Company's failure to deliver certificates as a result of the limitations with respect to the issuance of Underlying Shares set forth in
                  Section 10(c) hereof shall not be deemed an Event."

                  (H)      The Company and the Purchaser hereby agree to delete
Section 3(e)(ix) of the Warrant in its entirety.

                  (I)      The Company and the Purchaser hereby agree to delete
Section 3(e)(x) of the Warrant in its entirety.

                  (J)      The Company and the Purchaser hereby agree to amend
Section 10(c) of the Warrant to read in full as follows:

                           "(c)     If the Company Stock is then listed for
                  trading on the Nasdaq or the Nasdaq SmallCap Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company may not, upon exercise of this Warrant, issue in excess of the product of (i) 3,342,071 Warrant Shares (which equals 19.999% of the number of shares of Common Stock outstanding on the Closing Date) and (ii) the quotient obtained by dividing (x) the number of shares of Common Stock issued and sold to the original Holder on the Closing Date by (y) the number of shares of Common Stock issued and sold by the Company on the Closing Date (such number of shares, the "Issuable Maximum"). If any Holder shall no longer hold Warrants then such Holder's remaining portion of the Issuable Maximum shall be

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                  allocated pro-rata among the remaining Holders. If on any Date of Exercise (A) the Company Stock is listed for trading on the Nasdaq or the Nasdaq SmallCap Market, (B) the Exercise Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon exercise in full of this Warrant, together with any shares of Common Stock previously issued upon exercise of this Warrant, would equal or exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of shareholders, if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the "Shareholder Approval"), then the Company shall issue to the Holder a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the shares whose issuance would result in an issuance of shares of Common Stock in excess of the Issuable Maximum, (the "Excess Warrant Shares"), the Holder shall require the Company to use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as possible, but in any event no later than 60 days after such request. The Company and the Holder understand and agree that shares of Common Stock issued upon exercise of this Warrant and then held by the Holder or an affiliate thereof may not cast votes or be deemed outstanding for purposes of any vote to obtain the Shareholder Approval."

                  (K) The Company and the Purchaser hereby agree to amend the definition of "Applicable Share Number" set forth in item (ii) of Exhibit A to the Warrant to read in full as follows:

                  "(ii)    "Applicable Share Number" (i) for purposes of
                  calculating the number of Warrant Shares which shall vest and become exercisable on the First Vesting Date means 1/3 of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement and (ii) for purposes of calculating the number of Warrant Shares which shall vest and become exercisable on the Second Vesting Date means 2/3 of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement."

                  4. Waiver. Solely for purposes of the transaction contemplated by the Crescent Agreement, the Purchaser hereby agrees to irrevocably waive any right or claim that it may have (i) to adjust the Exercise Price of the Warrant or the number of Warrant Shares issuable thereto as a result of the issuance of the Crescent Preferred and (ii) pursuant to Section
3.9 of the Purchase Agreement.

                  5. Ratification. By the execution and delivery hereof, each of the parties hereto hereby ratifies and confirms the terms of the Purchase Agreement, the Registration Rights Agreement and the Warrant as hereby amended.

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                  6.       Governing Law. This Agreement shall be governed by,
construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof.

                  7. Effectiveness. The effectiveness of the agreements set forth herein shall be subject to and conditioned upon (i) the closing of the transactions contemplated by the Crescent Agreement, pursuant to which Crescent will make an investment in the Company of not less than $2,000,000, (ii) the Company's securing from the National Association of Securities Dealers, Inc. confirmation of its acceptance of the Company's proposal for remaining listed on the Nasdaq SmallCap Market and (iii) the Company's entering into letter agreements with LB I Group, Inc. (the "Lehman Agreement") and the holders of the Company's outstanding 14% Senior Convertible Debentures, due April 15, 2002 (the "Debenture Holders' Agreement"), in the forms attached hereto as Exhibit C and Exhibit D. If each of the foregoing conditions has not been satisfied on or prior to 5:00 p.m. New York time on November 1, 2000, this Agreement shall be void and of no further force or effect.

                  8. Entire Agreement. This Agreement, together with the Lehman Agreement and the Debenture Holders' Agreement, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

                  9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


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                  If you agree to the foregoing, please so indicate by signing the enclosed counterpart of this Agreement and returning it to the undersigned, whereupon this Agreement shall become a binding contract between the parties hereto.

                                                  Very truly yours,


                                                  CHROMATICS COLOR SCIENCES
                                                  INTERNATIONAL, INC.


                                                  By:
                                                     --------------------------
                                                     Darby S. Macfarlane
                                                     Chairperson of the Board


    ACCEPTED AND AGREED TO
    THIS ____ DAY OF OCTOBER, 2000:

    MILLENNIUM PARTNERS, L.P.

    By:
       -------------------------
       Name:
       Title:




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